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                                                                      EXHIBIT 12

                  HUNTINGTON BANCSHARES INCORPORATED
            QUARTERLY RATIOS OF EARNINGS TO FIXED CHARGES
                             (UNAUDITED)




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                                                                       2003                                     2002
                                                  ---------------------------------------------   ----------------------------------
(in thousands of dollars)                           THIRD              SECOND       FIRST             FOURTH          THIRD
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                                                                     (Restated)   (Restated)        (Restated)        (Restated)

EARNINGS:

       Income before taxes                           $ 141,442          $ 133,166    $ 122,360          $ 90,489      $ 116,067
       Add: Fixed charges, excluding interest
           on deposits                                  48,184             41,434       41,434            44,690         41,131
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       Earnings available for fixed charges,
           excluding interest on deposits              189,626            174,600      163,794           135,179        157,198
       Add: Interest on deposits                        67,565             76,383       79,710            88,404         94,647
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       Earnings available for fixed charges,
           including interest on deposits            $ 257,191          $ 250,983    $ 243,504         $ 223,583      $ 251,845
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FIXED CHARGES:
       Interest expense, excluding
           interest on deposits                      $  45,284          $  38,501    $  38,545         $  41,757      $  38,265
       Interest factor in net rental expense             2,900              2,933        2,889             2,933          2,866
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       Total fixed charges, excluding
           interest on deposits                         48,184             41,434       41,434            44,690         41,131
       Add: Interest on deposits                        67,565             76,383       79,710            88,404         94,647
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       Total fixed charges, including
           interest on deposits                      $ 115,749          $ 117,817    $ 121,144         $ 133,094      $ 135,778
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RATIO OF EARNINGS TO FIXED CHARGES
       Excluding  interest on deposits                    3.94 x             4.21 x       3.95 x            3.02 x         3.82 x
       Including interest on deposits                     2.22 x             2.13 x       2.01 x            1.68 x         1.85 x
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